EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Tiptree Financial Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-190515, 333-200186 and 333-206454) on Form S-3 and (No. 333-192501) on Form S-8 of Tiptree Financial Inc. of our reports dated March 15, 2016, with respect to the consolidated balance sheets of Tiptree Financial Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows, for each of the years in the two-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10‑K of Tiptree Financial Inc.
Our report dated March 15, 2016, on the consolidated financial statements refers to Tiptree Financial Inc.’s adoption of ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis.

Our report dated March 15, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, expresses our opinion that Tiptree Financial Inc. did not maintain effective internal control over financial reporting as of December 31, 2015 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses related to ineffective process level controls over financial statement accounts at the Care Investment Trust LLC managed properties (“Care managed properties”) and Luxury Mortgage Corp. and Subsidiary; insufficient resources and monitoring activities; and management review controls over income taxes, business combinations and the consolidated statement of cash flows have been identified and included in management’s assessment.

Our report dated March 15, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states Tiptree Financial Inc. acquired certain Care managed properties and Reliance First Capital, LLC during 2015, and management excluded from its assessment of the effectiveness of Tiptree Financial Inc.’s internal control over financial reporting as of December 31, 2015.
(signed) KPMG LLP
New York, New York
March 15, 2016